DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(in millions) (Unaudited)

	As of September 30, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$476	$783
Accounts receivable, net of allowance for doubtful accounts of less than $1 million as of both periods	573	465
Prepaid sports rights	81	498
Prepaid expenses and other current assets	32	42
Total current assets	1,162	1,788
Property and equipment, net	51	49
Restricted cash	3	3
Operating lease assets	21	29
Customer relationships, net	3,450	3,679
Other definite-lived intangible assets, net	595	671
Other assets	429	414
Total assets (a)	$5,711	$6,633

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND MEMBER'S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$242	$198
Current portion of notes payable and commercial bank financing	33	33
Current portion of operating lease liabilities	5	12
Due to affiliates	19	19
Other current liabilities	245	267
Total current liabilities	544	529
Notes payable and commercial bank financing, less current portion	8,091	8,096
Operating lease liabilities, less current portion	18	18
Other long-term liabilities	124	338
Total liabilities (a)	8,777	8,981

Commitments and contingencies (See Note 4)
Redeemable noncontrolling interests	16	20

Member's equity:
Member's equity	1,468	1,472
Accumulated deficit	(4,660)	(3,973)
Accumulated other comprehensive loss	(1)	(7)
Total Diamond Sports Intermediate Holdings member’s deficit	(3,193)	(2,508)
Noncontrolling interests	111	140
Total member's deficit	(3,082)	(2,368)
Total liabilities, redeemable noncontrolling interests, and member's equity	$5,711	$6,633

The accompanying notes are an integral part of these unaudited consolidated financial statements.

(a)     Our consolidated total assets as of September 30, 2021 and December 31, 2020 include total assets of variable interest entities (VIEs) of $122 million and $134 million, respectively, which can only be used to settle the obligations of the VIEs. Our consolidated total liabilities as of September 30, 2021 and December 31, 2020 include total liabilities of VIEs of $63 million and $49 million, respectively, for which the creditors of the VIEs have no recourse to us. See Note 5. Variable Interest Entities.

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021		2020
Statements of Operations
REVENUES:
Total revenues	$759	$727	$2,365		$2,155

OPERATING EXPENSES:
Media programming and production expenses	638	732	2,263		1,260
Media selling, general and administrative expenses	79	69	221		181
Depreciation of property and equipment	3	2	7		8
Corporate general and administrative expenses	2	3	8		7
Amortization of definite-lived intangible and other assets	76	107	234		320
Impairment of goodwill and definite-lived intangible assets	—	4,264	—		4,264
Total operating expenses	798	5,177	2,733		6,040
Operating loss	(39)	(4,450)	(368)	0	(3,885)

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(109)	(111)	(327)		(351)
Gain on extinguishment of debt	—	—	—		5
Income (loss) from equity method investments	12	(2)	35		6
Other (expense) income, net	(1)	169	(3)		170
Total other (expense) income, net	(98)	56	(295)		(170)
NET LOSS	(137)	(4,394)	(663)		(4,055)
Net income attributable to the redeemable noncontrolling interests	(1)	(2)	(2)		(2)
Net loss (income) attributable to the noncontrolling interests	6	130	(22)		113
NET LOSS ATTRIBUTABLE TO DIAMOND SPORTS INTERMEDIATE HOLDINGS	$(132)	$(4,266)	$(687)		$(3,944)

Statements of Comprehensive Income
NET LOSS	$(137)	$(4,394)	$(663)		$(4,055)
Share of other comprehensive income (loss) of equity method investments	1	—	6		(9)
COMPREHENSIVE LOSS	$(136)	$(4,394)	$(657)		$(4,064)
Comprehensive income attributable to the redeemable noncontrolling interests	(1)	(2)	(2)		(2)
Comprehensive loss (income) attributable to the noncontrolling interests	6	130	(22)		113
COMPREHENSIVE LOSS ATTRIBUTABLE TO DIAMOND SPORTS INTERMEDIATE HOLDINGS	$(131)	$(4,266)	$(681)		$(3,953)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (DEFICIT) AND REDEEMABLE NONCONTROLLING INTERESTS
(in millions) (Unaudited)

	Nine Months Ended September 30, 2020
		Diamond Sports Intermediate Holdings LLC Member
	Redeemable Noncontrolling Interests	Member's Equity	Accumulated Deficit	Noncontrolling Interests	Accumulated Other Comprehensive Loss	Total Member's Equity (Deficit)

BALANCE, December 31, 2019	$378	$2,055	$(151)	$236	$—	$2,140
Distributions to parent	—	(579)	—	—	—	(579)
Noncontrolling interests issued	22	—	—	—	—	—
Redemption of redeemable noncontrolling interests	(378)	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	(14)	—	(14)
Other comprehensive loss	—	—	—	—	(9)	(9)
Net income (loss)	2	—	(3,944)	(113)	—	(4,057)
BALANCE, September 30, 2020	$24	$1,476	$(4,095)	$109	$(9)	$(2,519)

	Three Months Ended September 30, 2020
		Diamond Sports Intermediate Holdings LLC Member
	Redeemable Noncontrolling Interests	Member's Equity	Retained Earnings (Accumulated Deficit)	Noncontrolling Interests	Accumulated Other Comprehensive Loss	Total Member's Equity (Deficit)

BALANCE, June 30, 2020	$—	$1,833	$171	$248	$(9)	$2,243
Distributions to parent	—	(357)	—	—	—	(357)
Noncontrolling interests issued	22	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	(9)	—	(9)
Net income (loss)	2	—	(4,266)	(130)	—	(4,396)
BALANCE, September 30, 2020	$24	$1,476	$(4,095)	$109	$(9)	$(2,519)

 DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (DEFICIT) AND REDEEMABLE NONCONTROLLING INTERESTS
(in millions) (Unaudited)

	Nine Months Ended September 30, 2021
		Diamond Sports Intermediate Holdings LLC Member
	Redeemable Noncontrolling Interests	Member's Equity	Accumulated Deficit	Noncontrolling Interests	Accumulated Other Comprehensive Loss	Total Member's Deficit

BALANCE, December 31, 2020	$20	$1,472	$(3,973)	$140	$(7)	$(2,368)
Distributions to parent	—	(4)	—	—	—	(4)
Distributions to noncontrolling interests	(6)	—	—	(51)	—	(51)
Other comprehensive income	—	—	—	—	6	6
Net income (loss)	2	—	(687)	22		(665)
BALANCE, September 30, 2021	$16	$1,468	$(4,660)	$111	$(1)	$(3,082)

	Three Months Ended September 30, 2021
		Diamond Sports Intermediate Holdings LLC Member
	Redeemable Noncontrolling Interests	Member's Equity	Accumulated Deficit	Noncontrolling Interests	Accumulated Other Comprehensive Loss	Total Member's Deficit

BALANCE, June 30, 2021	$15	$1,468	$(4,528)	$127	$(2)	$(2,935)
Distributions to parent	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	(10)	—	(10)
Other comprehensive income	—	—	—	—	1	1
Net income (loss)	1	—	(132)	(6)	—	(138)
BALANCE, September 30, 2021	$16	$1,468	$(4,660)	$111	$(1)	$(3,082)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions) (Unaudited)

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
CASH FLOWS (USED IN) FROM OPERATING ACTIVITIES:
Net loss	$(663)	$(4,055)
Adjustments to reconcile net loss to net cash flows (used in) from operating activities:
Impairment of goodwill and definite-lived intangible assets	—	4,264
Amortization of sports programming rights	1,912	1,028
Amortization of definite-lived intangible and other assets	234	320
Depreciation of property and equipment	7	8
Sports programming rights payments	(1,338)	(1,124)
Rebate payments to distributors	(202)	—
Income from equity method investments	(35)	(6)
Distributions from investments	23	25
Gain on extinguishment of debt	—	(5)
Measurement adjustment loss (gain) on variable payment obligations	4	(168)
Change in assets and liabilities:
Increase in accounts receivable	(107)	(43)
(Increase) decrease in prepaid expenses and other current assets	(78)	4
Increase in accounts payable and accrued and other current liabilities	36	29
Increase in other long-term liabilities	—	120
Other, net	23	24
Net cash flows (used in) from operating activities	(184)	421

CASH FLOWS USED IN INVESTING ACTIVITIES:
Acquisition of property and equipment	(14)	(17)
Distributions from investments	3	10
Net cash flows used in investing activities	(11)	(7)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Proceeds from notes payable and commercial bank financing	16	299
Repayments of notes payable and commercial bank financing	(35)	(268)
Distributions to parent	(4)	(579)
Distributions to noncontrolling interests	(51)	(14)
Distributions to redeemable noncontrolling interests	(6)	(378)
Other, net	(32)	(76)
Net cash flows used in financing activities	(112)	(1,016)
NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(307)	(602)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, beginning of period	786	949
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, end of period	$479	$347

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Background and Nature of Operations

Diamond Sports Intermediate Holdings LLC ("the Company" or sometimes referred to as "we" or "our"), a Delaware limited liability company and an indirect subsidiary of Sinclair Broadcast Group, Inc. (SBG), was formed on April 29, 2019. Diamond Sports Group, LLC (DSG) is a wholly-owned subsidiary of the Company and was formed for the purpose of completing the acquisition of 21 Regional Sports Network brands and Fox College Sports (collectively, the Acquired RSNs) from The Walt Disney Company (Disney), completed on August 23, 2019. Additionally, DSG has an ownership interest in Sports Network, LLC which consolidates Marquee Sports Network, LLC (Marquee). On August 29, 2019, an indirect wholly-owned subsidiary of DSG acquired a 20% equity interest in the Yankee Entertainment and Sports Network (the YES Network). On March 31, 2021, the 21 Acquired RSNs were rebranded as 19 Bally Sports network brands (the Bally RSNs). We refer to the Bally RSNs and Marquee collectively as the "RSNs". The RSNs and YES Network own the exclusive rights to air, among other sporting events, the games of professional sports teams in designated local viewing areas.

Basis of Presentation

The unaudited consolidated financial statements have been prepared on a standalone basis in accordance with accounting principles generally accepted in the United States of America (GAAP).

Principles of Consolidation

The consolidated financial statements include our accounts and those of our wholly-owned and majority-owned subsidiaries and VIEs for which we are the primary beneficiary. Noncontrolling interests represent a minority owner’s proportionate share of the equity in certain of our consolidated entities. Noncontrolling interests which may be redeemed by the holder, and the redemption is outside of our control, are presented as redeemable noncontrolling interests. All intercompany transactions and account balances have been eliminated in consolidation.

We consolidate VIEs when we are the primary beneficiary. We are the primary beneficiary of a VIE when we have the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and have the obligation to absorb losses or the right to receive returns that would be significant to the VIE. See Note 5. Variable Interest Entities for more information on our VIEs.

Investments in entities over which we have significant influence but not control are accounted for using the equity method of accounting. Income from equity method investments represents our proportionate share of net income generated by equity method investees.

Interim Financial Statements

The consolidated financial statements for the three and nine months ended September 30, 2021 and 2020 are unaudited. The unaudited consolidated financial statements do not include all disclosures normally included with audited consolidated financial statements. The unaudited consolidated statements of operations presented in the accompanying consolidated financial statements are not necessarily representative of operations for an entire year.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the consolidated financial statements and in the disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

The impact of the outbreak of the novel coronavirus (COVID-19) continues to create significant uncertainty and disruption in the global economy and financial markets. It is reasonably possible that these uncertainties could further materially impact our estimates related to, but not limited to, revenue recognition, goodwill and intangible assets, and sports programming rights. As a result, many of our estimates and assumptions require increased judgment and carry a higher degree of variability and volatility. Our estimates may change as new events occur and additional information emerges, and such changes are recognized or disclosed in our consolidated financial statements.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Sports Programming Rights

We have multi-year program rights agreements that provide the Company with the right to produce and telecast professional live sports games within a specified territory in exchange for a rights fee. A prepaid asset is recorded for rights acquired related to future games upon payment of the contracted fee. The assets recorded for the acquired rights are classified as current or non-current based on the period when the games are expected to be aired. Liabilities are recorded for any program rights obligations that have been incurred but not yet paid at period end. We amortize these programming rights as an expense over each season based upon contractually stated rates. Amortization is accelerated in the event that the stated contractual rates over the term of the rights agreement results in an expense recognition pattern that is inconsistent with the projected growth of revenue over the contractual term.

On March 12, 2020, the National Basketball Association (NBA), the National Hockey League (NHL), and Major League Baseball (MLB) suspended or delayed the start of their seasons as a result of the COVID-19 pandemic. On that date, the Company suspended the recognition of amortization expense associated with prepaid program rights agreements with teams within these leagues. Amortization expense resumed for the NBA, NHL, and MLB over the modified seasons when the games commenced during the third quarter of 2020. The NBA and NHL also delayed the start of their 2020-2021 seasons until December 22, 2020 and January 13, 2021, respectively; sports rights expense associated with these seasons was recognized over the modified term of these seasons.

Certain rights agreements with professional teams contain provisions which require the rebate of rights fees paid by the Company if a contractual minimum number of live games are not delivered. The actual amount of rebates to be received will vary depending on changes in the final game counts of each league's respective season. Rights fees paid in advance of expense recognition, inclusive of any contractual rebates due to the Company, are included within prepaid sports rights in our consolidated balance sheets.

Other Assets

When factors indicate that there may be a decrease in value of an equity method investment, we assess whether a loss in value has occurred. If that loss is deemed to be other than temporary, an impairment loss is recorded accordingly. For any equity method investments that indicate a potential impairment, we estimate the fair values of those investments using a combination of a market-based approach, which considers earnings and cash flow multiples of comparable businesses and recent market transactions, as well as an income approach involving the performance of a discounted cash flow analysis.

Other assets, as of September 30, 2021 and December 31, 2020, consisted primarily of our equity method investment in the YES Network of $334 million and $321 million, respectively. We record our proportionate share of the net loss and income generated by the investment within income (loss) from equity method investments in our consolidated statements of operations. During the three and nine months ended September 30, 2021 we recorded income of $10 million and $29 million, respectively, and for the three and nine months ended September 30, 2020 we recorded a loss of $3 million and income of $3 million, respectively, related to our investment, included within income (loss) from equity method investments in our consolidated statements of operations. We did not identify any other than temporary impairments associated with our investments during the periods ended September 30, 2021 and December 31, 2020.

Income Taxes

As a single-member limited liability company, we are treated as a disregarded entity and are not subject to federal and state income taxes. Our income or loss is allocated to and reported in the tax returns of our member. Accordingly, no liability or provision for federal and state income taxes attributable to our operations is included in the accompanying unaudited consolidated financial statements. We do not have a formal tax-sharing arrangement with our member.

Non-cash Investing and Financing Activities

Leased assets obtained in exchange for new operating lease liabilities were $6 million and $8 million during the nine months ended September 30, 2021 and 2020, respectively. Non-cash transactions related to sports rights were $22 million during the nine months ended September 30, 2020.

Revenue Recognition

The following table presents our revenue disaggregated by type (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Distribution revenue	$633	$597	$1,997	$1,959
Advertising revenue	118	124	345	182
Other media revenues	8	6	23	14
Total revenues	$759	$727	$2,365	$2,155

Distribution Revenue. We generate distribution revenue through fees received from multi-channel video programming distributors (MVPDs) and virtual MVPDs (vMVPDs), and together with MVPDs, "Distributors" for the right to distribute our RSNs. Distribution arrangements are generally governed by multi-year contracts and the underlying fees are based upon a contractual monthly rate per subscriber. These arrangements represent licenses of intellectual property; revenue is recognized as the signal or network programming is provided to our customers (as usage occurs) which corresponds with the satisfaction of our performance obligation. Revenue is calculated based upon the contractual rate multiplied by an estimated number of subscribers. Our customers will remit payments based upon actual subscribers a short time after the conclusion of a month, which generally does not exceed 120 days. Historical adjustments to subscriber estimates have not been material.

Certain of our distribution arrangements contain provisions that require the Company to deliver a minimum number of live professional sports games or tournaments during a defined period which usually corresponds with a calendar year. If the minimum threshold is not met, we may be obligated to refund a portion of the distribution fees received if shortfalls are not cured within a specified period of time. Our ability to meet these requirements is primarily driven by the delivery of games by the professional sports leagues. Prior to the COVID-19 pandemic, the Company has not historically paid any material rebates under these contractual provisions as it is unusual for there to be an event which is significant enough to preclude the Company from meeting or exceeding these thresholds. The COVID-19 pandemic has resulted in significant disruptions to the normal operations of the professional sports leagues resulting in delays and uncertainty with respect to regularly scheduled games. Decisions made by the leagues during the second quarter of 2020 regarding the timing and format of the revised 2020 season and decisions made by the NHL and NBA during the fourth quarter of 2020 and the first and third quarters of 2021 regarding the timing and format of their revised 2020-2021 seasons have resulted, in some cases, in our inability to meet these minimum game requirements and the need to reduce revenue based upon estimated rebates due to our Distributors. Accrued rebates as of September 30, 2021 and December 31, 2020 were $201 million and $420 million, respectively. The decrease in accrued rebates during the nine months ended September 30, 2021 includes $202 million of payments and $17 million of adjustments related to rebates accrued in 2020 due primarily to changes in estimated game counts. As of September 30, 2021, all rebates are reflected in other current liabilities in our consolidated balance sheets. We expect these rebates to be paid during 2021 and 2022. There were no new rebates accrued during the nine months ended September 30, 2021 that related to the 2021 seasons, as we do not expect to be in a shortfall position in 2021. See Note 8. Subsequent Events.
Advertising Revenue. We generate advertising revenue primarily from the sale of advertising spots/impressions within the RSN programming.

In accordance with Accounting Standards Codification (ASC) 606, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) distribution arrangements which are accounted for as a sales/usage based royalty.

For the three months ended September 30, 2021, three customers accounted for 27%, 24%, and 17%, respectively, of our total revenues. For the nine months ended September 30, 2021, three customers accounted for 28%, 24%, and 18%, respectively, of our total revenues. For the three months ended September 30, 2020, three customers accounted for 24%, 22%, and 13%, respectively, of our total revenues. For the nine months ended September 30, 2020, three customers accounted for 28%, 25%, and 14%, respectively, of our total revenues. As of September 30, 2021, three customers accounted for 22%, 21%, and 16%, respectively, of our accounts receivable, net. For purposes of this disclosure, a single customer may include multiple entities under common control.

On November 18, 2020, we and SBG entered into an enterprise-wide commercial agreement with Bally's Corporation (Bally's) including providing certain branding integrations in our RSN's. These branding integrations include naming rights associated with the majority of our RSNs (other than Marquee). The initial term of the arrangement is 10 years and we began performing under this arrangement during the nine months ended September 30, 2021. We recognize revenue related to the contractual fees received from Bally's over the term of the arrangement as our performance obligations are satisfied.

Distributions to Parent

During the nine months ended September 30, 2020, the Company distributed $547 million to Diamond Sports Holdings, LLC (DSH), an indirect parent of the Company, for the redemption of a portion of DSH's preferred equity.

The Company made distributions to DSH for the payment of dividends on its preferred equity totaling $4 million during the nine months ended September 30, 2021 and $7 million and $32 million during the three and nine months ended September 30, 2020, respectively. Dividends for the three months ended June 30, 2021 and September 30, 2021 were paid-in-kind.

The remaining balance of the preferred equity held by DSH and subject to future distributions by DSG was $178 million and $170 million, net of issuance costs, as of September 30, 2021 and December 31, 2020, respectively.

Liquidity and Management’s Plans

At September 30, 2021, we were in compliance with all of our debt covenants. If we do not continue to remain in compliance with these covenants, we would have to seek amendments to these covenants; however, no assurances can be made that such amendments would be approved by our lenders. Generally, if an event of default under our debt agreements occurs, then pursuant to default acceleration clauses, substantially all of our outstanding debt could become due which would have a material adverse impact to our operations and liquidity.

Our ability to make scheduled payments on our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, competitive, legislative, regulatory and other factors beyond our control. The impact of the outbreak of COVID-19 continues to create significant uncertainty and disruption in the global economy and financial markets. Further, our success is dependent upon, among other things, the terms of our agreements with Distributors, over-the-top and other streaming providers as well as the success of our direct-to-consumer strategy. As a result of losses of Distributors, increased subscriber churn and the effects of the COVID-19 pandemic, we have experienced operating losses since the second quarter of 2020 and we expect we will continue to incur operating losses in future periods.

We have taken steps to mitigate the impacts of this uncertainty, including managing our controllable costs, amending our A/R Facility, entering into a transaction support agreement with certain holders of our debt to obtain a new $633 million first-priority lien term loan and to modify the terms of some of our commercial and lending arrangements (the Proposed Financing).

The closing of the Proposed Financing is conditioned on the satisfaction or waiver of certain conditions precedent, including finalizing all definitive documents to the satisfaction of the respective parties thereto, obtaining the requisite consents of our lenders and noteholders, and satisfaction or waiver of customary closing conditions.

If we are unable to effect the Proposed Financing, we have resources sufficient to satisfy our debt service obligations, capital expenditure requirements and working capital needs through the end of the quarter ending March 31, 2022 (approximately 6 months from the original date of these financial statements), however, we do not anticipate our existing cash and cash equivalents, cash flow from operations and borrowing capacity will be sufficient to satisfy our debt service obligations, capital expenditure requirements and working capital needs beginning in the quarter ended March 31, 2023 and through the end of the quarter ended March 31, 2023. The inability to timely satisfy our debt service obligations would, if not cured within 90 days, constitute an event of default under our credit agreements, which, through default acceleration clauses, could cause substantially all of our debt to become due and payable, which would have a material adverse impact to our operations and liquidity. In addition, the lenders under our credit agreements could terminate their commitments to loan us money, foreclose against the assets securing their obligations and we could be forced into bankruptcy or liquidation.

2. NOTES PAYABLE AND COMMERCIAL BANK FINANCING:

Bank Credit Agreement

DSG’s bank credit agreement (the Bank Credit Agreement) includes a financial maintenance covenant, the first lien leverage ratio (as defined in the Bank Credit Agreement), which requires such ratio not to exceed 6.25x, measured as of the end of each fiscal quarter. The financial maintenance covenant is only applicable if 35% or more of the capacity (as a percentage of total commitments) under the revolving credit facility, measured as of the last day of each quarter, is utilized under such revolving credit facility as of such date. Since there was no utilization under the revolving credit facility as of September 30, 2021, we were not subject to the financial maintenance covenant under the Bank Credit Agreement. As of September 30, 2021, the first lien leverage ratio exceeded 6.25x. We expect that the first lien leverage ratio will remain above 6.25x for at least the next 12 months, which will restrict our ability to utilize the full revolving credit facility. We do not currently expect to have more than 35% of the capacity of the revolving credit facility outstanding as of any quarterly measurement date during the next twelve months, therefore we do not expect to be subject to the financial maintenance covenant. The Bank Credit Agreement contains other restrictions and covenants with which we were in compliance as of September 30, 2021.

Accounts receivable securitization facility

On September 23, 2020, SBG and DSG's indirect wholly-owned subsidiary, Diamond Sports Finance SPV, LLC (DSPV), entered into a $250 million accounts receivable securitization facility (the A/R Facility) which matures on September 23, 2023, in order to raise incremental funding for our ongoing business needs.

The outstanding balance under the A/R Facility was $183 million and $177 million as of September 30, 2021 and December 31, 2020, respectively. Accounts receivable held by DSPV were $243 million and $228 million as of September 30, 2021 and December 31, 2020, respectively. See Note 8. Subsequent Events for discussion related to the modification of this arrangement.

3. REDEEMABLE NONCONTROLLING INTERESTS:

A noncontrolling equity holder of one of our subsidiaries has the right to sell their interest to the Company at any time during the 30-day period following September 30, 2025. The value of this redeemable noncontrolling interest was $16 million and $20 million as of September 30, 2021 and December 31, 2020, respectively.

A noncontrolling equity holder of one of our subsidiaries had the right to sell its interest to the Company at a fair market sale value of $376 million, plus any undistributed income, which was exercised and settled in January 2020.

4. COMMITMENTS AND CONTINGENCIES:

Sports Programming Rights

We are contractually obligated to make payments to purchase sports programming rights. The following table presents our annual non-cancellable commitments relating to our sports programming rights agreements as of September 30, 2021. These commitments assume that sports teams fully deliver the contractually committed games, and do not reflect the impact of rebates expected to be paid by the teams.

(in millions)
2021 (remainder)	$488
2022	1,697
2023	1,651
2024	1,585
2025	1,450
2026 and thereafter	7,008
Total	$13,879

Other Liabilities

In connection with our acquisition of the Bally RSNs, we assumed certain fixed payment obligations which are payable through 2027. We recorded these obligations in purchase accounting at estimated fair value. As of September 30, 2021 and December 31, 2020, $32 million and $31 million, respectively, was recorded within other current liabilities and $76 million and $97 million, respectively, was recorded within other long-term liabilities in our consolidated balance sheets. Interest expense of $2 million and $5 million was recorded for the three and nine months ended September 30, 2021, respectively, and $2 million and $6 million was recorded for the three and nine months ended September 30, 2020, respectively.

In connection with our acquisition of the Bally RSNs, we assumed certain variable payment obligations which are payable through 2030. These contractual obligations are based upon the excess cash flow of certain Bally RSNs. As of September 30, 2021 and December 31, 2020, $8 million and $12 million, respectively, was recorded within other current liabilities and $42 million and $41 million, respectively, was recorded within other long-term liabilities in our consolidated balance sheets. These obligations are measured at the present value of the estimated amount of cash to be paid over the term of the contracts. We recorded measurement adjustment losses of $1 million and $4 million for the three and nine months ended September 30, 2021, respectively, and a measurement adjustment gain of $168 million for both the three and nine months ended September 30, 2020, which are reflected in other income, net in our consolidated statements of operations.

Litigation

We are a party to lawsuits, claims, and regulatory matters from time to time in the ordinary course of business. Actions currently pending are in various stages and no material judgments or decisions have been rendered by hearing boards or courts in connection with such actions. We do not believe the outcome of these matters, individually or in the aggregate, will have a material effect on the Company's financial statements.

5. VARIABLE INTEREST ENTITIES:

We are party to a joint venture associated with Marquee. Marquee is party to a long term telecast rights agreement which provides the rights to air certain live game telecasts and other content, which we guarantee. In connection with the acquisition of the Bally RSNs, we became party to a joint venture associated with one other regional sports network. We participate significantly in the economics and have the power to direct the activities which significantly impact the economic performance of these regional sports networks, including sales and certain operational services. We consolidate these regional sports networks because they are variable interest entities and we are the primary beneficiary.

The carrying amounts and classification of the assets and liabilities of the VIEs mentioned above, which have been included in our consolidated balance sheets as of the dates presented, were as follows (in millions):

	As of September 30, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$35	$64
Accounts receivable, net	72	52
Prepaid sports rights	—	2
Other current assets	1	—
Total current assets	108	118

Property and equipment, net	9	10
Operating lease assets	5	6
Total assets	$122	$134

LIABILITIES
Current liabilities:
Due to affiliates	$1	$6
Other current liabilities	58	23
Total current liabilities	59	29

Operating lease liabilities, less current portion	4	5
Other long-term liabilities	—	15
Total liabilities	$63	$49

The amounts above represent the combined assets and liabilities of the VIEs described above, for which we are the primary beneficiary. The assets of each of these consolidated VIEs can only be used to settle the obligations of the VIE. As of September 30, 2021, all of the liabilities are non-recourse to us. The risk and reward characteristics of the VIEs are similar.

6. RELATED PERSON TRANSACTIONS:

Management Service Fees
We have entered into two management services agreements with Sinclair Television Group, Inc. (STG), a wholly-owned subsidiary of SBG, in which STG provides us with affiliate sales and marketing services and general and administrative services. The annual amount to be paid to STG for these services during the fiscal year ended December 31, 2021 is $75 million, which is subject to increases on an annual basis. Additionally, one agreement contains an incentive fee payable to STG calculated based on certain terms contained within new or renewed distribution agreements with Distributors. Pursuant to these agreements, we incurred expenses of $27 million and $80 million for the three and nine months ended September 30, 2021, respectively, and $25 million and $73 million for the three and nine months ended September 30, 2020, respectively.

As of both September 30, 2021 and December 31, 2020 we had a payable of $19 million to STG in connection with such management services agreements and reimbursement of certain expenses paid by STG on behalf of the Company.

Equity Method Investees

We have a minority interest in certain mobile production businesses, which we account for as equity method investments. We made payments to these entities for production services totaling $13 million and $37 million for the three and nine months ended September 30, 2021, respectively, and $7 million and $16 million for the three and nine months ended September 30, 2020, respectively.

Sports Programming Rights

As of September 30, 2021, affiliates of six professional teams have non-controlling interests in certain of our RSNs. The Company paid $118 million and $377 million for the three and nine months ended September 30, 2021, respectively, and $15 million and $221 million, net of rebates, for the three and nine months ended September 30, 2020, respectively, under sports programming rights agreements covering the broadcast of regular season games to professional teams who have non-controlling equity interests in certain of our RSNs. These agreements expire on various dates during the fiscal years ended 2025 through 2032.

Distributions to Parent

During the nine months ended September 30, 2020, the Company distributed $547 million to Diamond Sports Holdings, LLC (DSH), an indirect parent of the Company, for the redemption of a portion of DSH's preferred equity.

The Company made distributions to DSH for the payment of dividends on its preferred equity totaling $4 million during the nine months ended September 30, 2021 and $7 million and $32 million during the three and nine months ended September 30, 2020, respectively. Dividends for the three months ended June 30, 2021 and September 30, 2021 were paid-in-kind.

See Distributions to Parent within Note 1. Nature of Operations and Summary of Significant Accounting Policies for discussion regarding the remaining balance of the preferred equity.

Transactions with Tennis Channel

We have entered into programming agreements with The Tennis Channel Holdings, Inc. (Tennis Channel), an indirect subsidiary of SBG, for the right to broadcast certain content. Under the terms of the arrangements we pay programming fees, as well as provide a barter split of available advertising time slots to Tennis Channel. During the three and nine months ended September 30, 2021 we paid less than $0.1 million and $0.2 million, respectively, as part of these arrangements.

During both the three and nine months ended September 30, 2021, we paid $0.4 million to Tennis Channel for tickets and hospitality events at a tennis tournament.

7. FAIR VALUE MEASUREMENTS:

Accounting guidance provides for valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). A fair value hierarchy using three broad levels prioritizes the inputs to valuation techniques used to measure fair value. The following is a brief description of those three levels:

•Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
•Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
•Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The following table sets forth the carrying value and fair value of our financial assets and liabilities for the periods presented (in millions):

	As of September 30, 2021		As of December 31, 2020
	Carrying Value	Fair Value	Carrying Value	Fair Value
Level 1:
Money market funds	$128	$128	$292	$292

Level 2 (a):
12.750% Senior Secured Notes due 2026	31	23	31	28
6.625% Senior Unsecured Notes due 2027	1,744	772	1,744	1,056
5.375% Senior Secured Notes due 2026	3,050	2,024	3,050	2,483
Term Loan	3,234	2,021	3,259	2,884
Accounts Receivable Securitization Facility	183	183	177	177

(a)Amounts are carried on our consolidated balance sheets net of debt discount, premium, and deferred financing cost, which are excluded in the above table, of $118 million and $132 million as of September 30, 2021 and December 31, 2020, respectively.

8. SUBSEQUENT EVENTS:

We have evaluated events and transactions occurring subsequent to September 30, 2021 through November 11, 2021, the date the consolidated financial statements were available to be issued, and determined that no events or transactions, other than those discussed below, met the definition of a subsequent event for purposes of recognition or disclosure in the accompanying consolidated financial statements.

On October 17, 2021, we identified the following: (i) certain servers and workstations in our environment were encrypted with ransomware, (ii) disruption of certain office and operational networks as a result of the encryption, and (iii) indications that data was taken from our network. Promptly upon detection of the security event, senior management was notified and we began to implement incident response measures to contain the incident, conduct an investigation, and plan for restoring operations. Legal counsel, a cybersecurity forensic firm, and other incident response professionals were engaged, and law enforcement and other governmental agencies were notified. The investigation into the incident remains ongoing. We do not believe the event will have a material impact on our business, operations or financial results.

On November 5, 2021, SBG purchased and assumed the lenders’ and the administrative agent’s rights and obligations under the A/R Facility discussed in Note 2. Notes Payable and Commercial Bank Financing. In connection therewith, SBG and DSPV entered into an omnibus amendment to the A/R Facility to provide greater flexibility to us, including, (i) increasing the maximum facility limit availability from up to $250 million to up to $400 million; (ii) eliminating the early amortization event related to our EBITDA less interest expense covenant; (iii) extending the stated maturity date by one year from September 23, 2023 to September 23, 2024; and (iv) relaxing certain concentration limits thereby increasing the amounts of certain accounts receivable eligible to be sold. The other material terms of the A/R Facility remain unchanged.

Events Subsequent to Original Issuance of Consolidated Financial Statements

In connection with the reissuance of the Consolidated Financial Statements, the Company has evaluated subsequent events through February 10, 2022, the date the Consolidated Financial Statements were available to be reissued and determined that no events or transactions, other than those discussed below, met the definition of a subsequent event for purposes of recognition or disclosure in the accompanying financial statements.

In December 2021, we entered into a multi-year renewal of our digital and outer market distribution rights agreement with the NHL to allow us to stream content on a direct-to-consumer basis.

In January 2022, we entered into a renewal of our digital and outer market distribution rights agreement with the NBA to allow us to stream content on a direct-to-consumer basis. The agreement has a term of one year with three successive one-year renewal offers, subject to compliance with the agreement.